SAIC®
12010 Sunset Hills Rd, Reston VA 20190
703.676.4300 | saic.com

Exhibit 10.3

October 23, 2025

James C. Reagan
Delivered via electronic communication

Dear Jim:

On behalf of Science Applications International Corporation (the "Company") and our Board of Directors (the "Board"), we are pleased that you have agreed to serve as the Company's Interim Chief Executive Officer ("CEO"), during the Company's search for a permanent CEO. Your role as Interim CEO will commence effective immediately as of the date of this offer letter (the "Start Date"). This letter sets forth the terms of your employment as the Company's Interim CEO.

Your employment as the Company's Interim CEO will commence on the Start Date and cease at the time at which a permanent CEO commences employment with the Company (the "Permanent CEO Start Date"), provided that your employment is not terminated by the Company for Cause (as defined in the Company's Executive Severance, Change in Control and Retirement Plan (the "Severance Plan")) or by you for Good Reason (as defined in the Severance Plan) (the "Term").

During the Term, you will report to the Board and will be the principal executive officer supervising all of the activities and operations of the Company in your full-time capacity. Upon cessation of the Term, provided that your employment with the Company was not terminated by the Company for Cause or by you without Good Reason and provided that your service as the Interim CEO is no more than one year, it is intended that you resume your service as an independent member of the Board.

Your starting annual base salary will be $1,200,000, payable in accordance with the Company's regular payroll practice, subject to all applicable tax withholdings and deductions.

Your target short-term incentive ("STI") for the Company's fiscal year ending January 30, 2026, will be 150% of your base salary, prorated based on the number of months worked during the fiscal year between your Start Date and the earlier of the termination of your employment and the last day of the fiscal year, calculated based on the financial score achieved by the Company with the leadership score deemed to be 1. For the following fiscal year, your target STI award, if any, will be set by the Human Resources Compensation Committee with the amount determined by a financial score based on the HRCC's determination as of the quarter end immediately preceding the Permanent CEO Start Date. The STI award is payable in cash and is based on achievement of corporate and individual performance goals.

Your target long-term incentive ("LTI") is $2,000,000. Your target LTI award will be granted on the next quarterly date on which the Company grants equity incentive awards and will be delivered in the form of Company stock, comprised of restricted stock units ("RSUs"), which shall vest, subject to your continued employment as Interim CEO on the first anniversary of the grant date, provided that it will vest earlier upon the Permanent CEO Start Date.

If your employment as the Company's Interim CEO is terminated by the Company without Cause or by you for Good Reason before or as a result of the Permanent CEO Start Date, you will be entitled to (i) a cash payment of the remainder of the base salary you would have received if you had continued employment through the first anniversary of the Start Date, (ii) a STI based on actual performance (as determined above), prorated based on the number of months worked as the Interim CEO for the fiscal year in which your employment terminates, and (iii) your RSU award will vest upon the date of your termination, in each case, subject to your execution and non-revocation of a release of claims in favor of the Company. In the event of your termination of employment for any reason prior to the Permanent CEO Start Date, you will be deemed to have automatically resigned from your position as director of the Board, including with respect to any committee thereof.

The Company will provide you with physical security for your local, domestic and international business travel, beginning on the Start Date. Your role will be eligible to participate in the Company's deferred compensation plan. In addition to being eligible to participate in the company's standard employee benefit programs, you will be eligible to participate in the Company's executive health program. For clarity, the separation payments and benefits provided for in the preceding paragraph shall be your only severance entitlement and you will not be eligible to participate in the Company's Executive Severance, Change in Control and Retirement Policy.

In connection with your employment as Interim CEO, and effective as of the Start Date, you hereby resign from your positions as a member of the Audit Committee of the Board and the Human Resources and Compensation Committee of the Board.

Your employment as the Company's Interim CEO is contingent upon your completion of Employment Eligibility Certification (I-9) and providing required documents for proof of current eligibility to work in the United States within three business days of the commencement of your employment. The Company follows an "at will" employment policy, and your acceptance of this offer does not create a contract of employment. This letter supersedes all prior verbal and/or written representations which may have been made to you.

We are looking forward to your service as the Company's Interim CEO during our search for a permanent CEO. Should you have any questions regarding this letter, please do not hesitate to contact me.

Best Regards,

/s/ Donna S. Morea

Donna Morea
SAIC
Chair of the Board of Directors

Accepted by (sign below):

/s/ James C. Reagan

Date Signed: October 23, 2025